Cimarex Reports Fourth-Quarter and Full-Year 2013 Results (unaudited)

- Proved Reserves up 11 percent to 2.5 Tcfe

- Record 2013 production of 693 MMcfe per day

- First 10,000-foot lateral in Culberson produces 2,803 BOE/day (27% oil)

- Ward County Wolfcamp well produces 890 BOE/day (80% oil)

DENVER, Feb. 19, 2014 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) today reported adjusted fourth-quarter 2013 net income of $117.6 million, or $1.35 per diluted share, compared to fourth-quarter 2012 adjusted net income of $102.8 million, or $1.19 per diluted share(1). For the year, adjusted net income totaled $469.3 million, or $5.38 per diluted share, as compared to 2012 adjusted net income of $366.8 million, or $4.22 per diluted share. See attached table to the financial statements for a full reconciliation of adjusted net income.

Cimarex reported estimated GAAP net income for the fourth quarter of 2013 of $206.8 million, or $2.37 per diluted share, and estimated full-year GAAP net income of $564.7 million, or $6.47 per diluted share. Following a December 2013 ruling by the Oklahoma Supreme Court, net income was adjusted to reflect a reduction of the estimated long-term liability associated with a 2009 legal judgment. Our current estimate could change as a result of the outcome of ongoing legal proceedings that cannot be predicted at this time.

For the full year, revenues reached a record $2.0 billion, up 23 percent from 2012. Higher product prices and an 11 percent increase in production volumes were responsible for the growth in revenues. Adjusted cash flow from operations grew 23 percent to $1.39 billion in 2013, as compared to $1.13 billion in 2012(1).

Fourth-quarter 2013 production averaged 704.9 million cubic feet equivalent (MMcfe) per day as compared to fourth-quarter 2012 daily output of 676.7 MMcfe. Production during the quarter was impacted by weather and pipeline disruptions in the Permian Basin. Led by 21 percent growth in Permian volumes, total company production for the full year increased 11 percent to a record 692.6 MMcfe per day. Oil production grew 17 percent and gas production was up six percent year-over-year.

During 2013, Cimarex invested $1.57 billion in exploration and development, funded by cash flow and bank debt. Long-term debt at December 31, 2013, totaled $924 million and was comprised of $750 million of senior notes and $174 million of borrowings under the company's senior unsecured revolving credit facility. At December 31, debt was 19 percent of total capitalization(2).

Proved reserves grew 11 percent to 2.5 trillion cubic feet equivalent (Tcfe) during 2013. Oil reserves grew 39 percent and represent 26 percent of total proved reserves at year-end 2013. Proved reserves remain 80 percent proved developed.

Permian Basin proved reserves increased 44 percent and the region now represents 40 percent of the company's total proved reserves. Proved reserves in the Mid-Continent region decreased four percent due to revisions and lower proved undeveloped reserves.

Reserves added from extensions and discoveries totaled 727 billion cubic feet equivalent (Bcfe), replacing 288 percent of production. Oil accounted for 40 percent of total reserve additions with natural gas representing 39 percent and growth in NGL volumes comprising 21 percent. The Permian region accounts for 67 percent of the 2013 reserve additions.

2014 Outlook
As previously announced, 2014 capital expenditures are estimated to be $1.8 billion. Total company production volumes are projected to average 760-800 MMcfe per day in 2014, a midpoint increase of 13 percent over 2013. Oil is projected to grow 17 to 19 percent. First-quarter 2014 production volumes are projected to average 696-710 MMcfe per day. Projected first-quarter volumes incorporate a reduction of 13-15 MMcfe per day for recent weather related downtime and planned facility maintenance/modifications of the Triple Crown pipeline scheduled for March.

Expenses for 2014 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$1.12 - $1.22
Transportation and other operating expense	0.40 - 0.45
DD&A and ARO accretion	2.55 - 2.65
General and administrative expense	0.29 - 0.33
Taxes other than income (% of oil and gas revenue)	5.8% - 6.2%

Exploration and Development Activity
The Permian Basin and Mid-Continent regions account for the majority of capital investment at Cimarex. Permian activity is directed toward the Delaware Basin of southeast New Mexico and West Texas and the majority of the company's Mid-Continent drilling is in the western Oklahoma Cana-Woodford shale play.

Cimarex drilled and completed 365 gross (185 net) wells during 2013, investing $1.57 billion on exploration and development. Of the total, 65 percent was invested in Permian projects and 31 percent in the Mid-Continent.

At year-end, 37 net wells were drilled and awaiting completion — 14 in the Permian and 23 Cana-Woodford wells. Cimarex is currently operating 19 horizontal rigs including 17 in the Permian Basin.

Permian Basin
Cimarex drilled and completed 175 gross (115 net) wells in the Permian region during 2013, completing 99 percent as producers. At year-end, 23 gross (14 net) wells were awaiting completion. Drilling was focused in the Delaware Basin targeting the Bone Spring and Wolfcamp formations. Production from the Permian region averaged 332.1 MMcfe per day in the fourth quarter, a 14 percent increase over fourth-quarter 2012. Oil volumes grew nine percent to 29,651 barrels per day. Volumes in the fourth quarter were down six percent sequentially due to a pipeline disruption and severe cold weather during the quarter.

Cimarex drilled and completed 73 gross (40 net) New Mexico Bone Spring wells during 2013. Per-well 30-day gross production from the wells brought on in the fourth-quarter averaged over 655 barrels equivalent (BOE) per day (87 percent oil). The Texas Third Bone Spring drilling program in Ward and Winkler Counties totaled 39 gross (28 net) wells and had per-well 30-day average gross production rates of over 1,000 BOE per day (80 percent oil) for the wells brought on in the fourth quarter. Cimarex also drilled 17 gross (12 net) Second Bone Spring wells in Culberson County, Texas, of which the fourth-quarter wells had per-well 30-day average gross production rates of 990 BOE per day (56 percent oil).

Cimarex also drilled and completed five gross (five net) horizontal Avalon shale wells in 2013. The wells brought on in the fourth-quarter had an average 30-day gross production rate per well of 1,080 BOE per day (70 percent oil).

In 2013 Cimarex drilled and completed 26 gross (21 net) horizontal Wolfcamp wells, bringing total wells in the play to 59 gross (52 net). These wells were drilled across the company's acreage and include wells to three unique benches of the Wolfcamp. Cimarex extended its Texas Wolfcamp activities from Culberson County east into Reeves County during 2013 and has recently established its first Wolfcamp A production even farther east on the Reeves/Ward County line with the successful completion of the Worsham 6-22 3HR. This well had an average 30-day peak production rate of 889 BOE per day (74 percent oil). Cimarex also completed its first 10,000-foot lateral in Culberson County. The Montrose LL 45 Unit #1 was drilled to the Wolfcamp D and had a first-30 day production rate of 2,803 BOE per day (27 percent oil).

Mid-Continent
In 2013 Cimarex drilled and completed 183 gross (65 net) wells in the Mid-Continent region, completing all wells as producers. At year-end, 59 gross (23 net) wells were awaiting completion. Mid-Continent production averaged 343.5 MMcfe per day for the fourth quarter of 2013 and 346.1 MMcfe per day for the full year.

The majority of drilling was in the Anadarko Basin, Cana-Woodford shale play, where Cimarex drilled and completed 149 gross (54 net) wells. At year-end, 54 gross (22 net) wells were being completed or awaiting completion in this area. Fourth-quarter 2013 net production from Cana-Woodford averaged 225.5 MMcfe per day.

Production by Region
Cimarex's average daily production by commodity and region is summarized below:

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Gas (MMcf per day)
Permian Basin	106.2	84.4	97.0	79.6
Mid-Continent	231.3	229.9	232.3	221.3
Other	14.0	19.1	13.8	22.9
	351.5	333.4	343.1	323.8

Oil (Bbls per day)
Permian Basin	29,651	27,091	29,421	23,908
Mid-Continent	5,956	6,735	5,947	6,037
Other	1,630	1,273	1,291	1,518
	37,237	35,099	36,659	31,463
NGL (Bbls per day)
Permian Basin	8,001	7,527	7,734	6,776
Mid-Continent	12,745	13,483	13,032	10,826
Other	917	1,108	812	1,392
	21,663	22,118	21,578	18,994
Total Equivalent (MMcfe per day)
Permian Basin	332.1	292.1	320.0	263.7
Mid-Continent	343.5	351.2	346.1	322.5
Other	29.3	33.4	26.5	40.3
	704.9	676.7	692.6	626.5

Other
The following table summarizes the company's current open hedge positions:

Oil Contracts

				Weighted Ave. Price
Period	Type	Bbl/day	Index(3)	Floor	Ceiling
Jan 14 – Dec 14	Collar	12,000	WTI	$85.00	$103.47

Gas Contracts

				Weighted Ave. Price
Period	Type	MMBTU/day	Index(3)	Floor	Ceiling
Jan 14 – Dec 14	Collar	80,000	PEPL	$3.51	$4.57
Jan 14 – Dec 14	Collar	20,000	PermEP	$3.65	$4.50
Feb 14 – Dec 14	Collar	40,000	PermEP	$3.60	$4.50

Cimarex accounts for commodity contracts using the mark-to-market (through income) accounting method. Fourth-quarter and full-year 2013 had cash settlements of $0.2 million in receipts and $4.1 million in payments, respectively.

Conference call and webcast
Cimarex will host a conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). The call will be webcast and accessible on the Cimarex website at www.cimarex.com. To participate in the live, interactive call, please dial 877-270-2148 five minutes before the scheduled start time (international callers dial 1-412-902-6510). A replay will be available for one week following the call by dialing 877-344-7529 (international callers dial 1-412-317-0088); conference I.D. 10040196. The replay will also be available on the company's website or via the Cimarex App.

Investor Presentation
For more details on Cimarex's 2013 results, please refer to the company's investor presentation available at www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the company is providing revised "2014 outlook", which contains projections for certain 2014 operational and financial metrics. These forward-looking statements are based on management's judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2013, to be filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements.

Actual results may differ materially from company projections and other forward-looking statements and can be affected by a variety of factors outside the control of the company including, among other things: oil, NGL and natural gas price volatility; the ability to complete property sales or other transactions; the ability to receive drilling and other permits and rights-of-way in a timely manner; development drilling and testing results; the potential for production decline rates to be greater than expected; performance of acquired properties and newly drilled wells; costs and availability of third party facilities for gathering, processing, refining and transportation; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to hydraulic fracturing; higher than expected costs and expenses, including the availability and cost of services and materials; unexpected future capital expenditures; economic and competitive conditions; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; declines in the values of our oil and gas properties resulting in impairments; changes in estimates of proved reserves; compliance with environmental and other regulations; derivative and hedging activities; risks associated with operating in one major geographic area; the success of the company's risk management activities; title to properties; litigation; environmental liabilities; and other factors discussed in the company's reports filed with the SEC. Cimarex Energy Co. encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

(1)	Adjusted net income and adjusted cash flow from operations are non-GAAP financial measures. See below for a reconciliation of the related amounts.
(2)	Reconciliation of debt to total capitalization, which is a non-GAAP measure, is: long-term debt of $924 million divided by long-term debt of $924 million plus stockholders' equity of $4,022 million.
(3)

WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange. PEPL refers to Panhandle Eastern Pipe Line Tex/OK Mid-Continent index and PermEp is El Paso Permian Basin index both as quoted in Platt's Inside FERC.

RECONCILIATION OF ADJUSTED NET INCOME

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands, net of tax, except per share data)

Net income	$206,827	$99,152	$564,689	$353,823
Increase (decrease) in litigation expense	(90,264)*	10,348	(90,264)*	10,348
Mark-to-market (gain) loss of open derivative positions	1,065	262	(2,452)	(155)
Gain on sale of midstream assets	—	—	(2,708)	—
Loss on early extinguishment of debt	—	—	—	10,231
Benefit for severance tax refunds	—	(6,974)	—	(7,465)

Adjusted net income	$117,628	$102,788	$469,265	$366,782

Diluted earnings per share	$2.37	$1.14	$6.47	$4.07
Adjusted diluted earnings per share	$1.35	$1.19	$5.38	$4.22

Diluted shares attributable to common stockholders and
participating securities	87,298	86,722	87,281	86,907

Estimated tax rates utilized	36.8%	36.9%	36.8%	36.9%

Adjusted net income and adjusted diluted earnings per share excludes the noted items because management believes these items affect the comparability of operating results. The company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because:

a) Management uses adjusted net income to evaluate the company's operational trends and performance relative to other oil and gas exploration and production companies.

b) Adjusted net income is more comparable to earnings estimates provided by research analysts.

* Our assessments and estimates could change in the future as a result of ongoing legal proceedings that cannot be predicted at this time.

RECONCILIATION OF ADJUSTED CASH FLOW FROM OPERATIONS

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands)
Net cash provided by operating activities	$383,600	$356,616	$1,324,348	$1,192,764
Change in operating assets and liabilities	(28,131)	(56,540)	63,840	(58,049)

Adjusted cash flow from operations	$355,469	$300,076	$1,388,188	$1,134,715

Management believes that the non-GAAP measure of adjusted cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program, without fluctuations caused by changes in current assets and liabilities, which are included in the GAAP measure of cash flow from operating activities.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Gas:
Total production (MMcf)	32,334	30,671	125,248	118,495
Daily production (MMcf)	351.5	333.4	343.1	323.8
Price (per Mcf)	$3.85	$3.35	$3.76	$2.88

Oil:
Total production (Bbls)	3,425,758	3,229,095	13,380,383	11,515,598
Daily production (Bbls)	37,237	35,099	36,659	31,463
Price (per Bbl)	$92.34	$83.04	$93.44	$89.25

NGLs:
Total production (Bbls)	1,993,029	2,034,893	7,876,123	6,951,646
Daily production (Bbls)	21,663	22,118	21,578	18,994
Price (per Bbl)	$31.68	$28.99	$29.36	$30.66

PROVED RESERVES

	Gas	Oil	NGL	Total
	(Bcf)	(MBbls)	(MBbls)	(Bcfe)

December 31, 2012	1,251.9	77,921	89,909	2,258.8
Revisions of previous estimates	(101.3)	(2,942)	(16,197)	(216.0)
Extensions and discoveries	280.6	48,010	26,431	727.3
Purchase of reserves	0.3	27	9	0.5
Production	(125.2)	(13,380)	(7,876)	(252.8)
Sale of properties	(12.8)	(1,103)	(232)	(20.8)
December 31, 2013	1,293.5	108,533	92,044	2,497.0

Proved developed reserves
Year-end 2012	985.4	73,524	63,757	1,809.0
Year-end 2013	1,060.7	86,665	69,089	1,995.2

	2013	2012	% Change

Pre-tax PV-10 ($ in millions) **	$5,200.6	$4,165.9	25%
Standardized Measure ($ in millions)	$3,598.9	$2,908.7	24%

Average prices used in Standardized Measure
Gas Price per Mcf	$3.01	$2.27	33%
Oil price per barrel	$92.74	$88.91	4%
NGL price per barrel	$28.42	$29.12	-2%

** Pre-tax PV-10% is a non-GAAP financial measure.  Pre-tax PV-10% is comparable to the standardized measure, which is the most directly comparable GAAP financial measure.  Pre-tax PV-10% is computed on the same basis as the standardized measure but without deducting future income taxes. As of December 31, 2013 and 2012, Cimarex's discounted future income taxes were $1,601.7 million and $1,257.2 million, respectively.  Cimarex's standardized measure of discounted future net cash flows was $3,598.9 million at year-end 2013 and $2,908.7 million at year-end 2012.  Cimarex believes pre-tax PV-10% is a useful measure for investors for evaluating the relative monetary significance of its oil and natural gas properties. Cimarex further believes investors may utilize its pre-tax PV-10% as a basis for comparison of the relative size and value of its reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. However, pre-tax PV-10% is not a substitute for the standardized measure of discounted future net cash flows. Cimarex's pre-tax PV-10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil and natural gas reserves.

PROVED RESERVES BY REGION

	Gas	Oil	NGL	Total
	(Bcf)	(MBbls)	(MBbls)	(Bcfe)

Mid-Continent	939.2	21,656	65,335	1,461.1
Permian Basin	336.0	85,532	26,157	1,006.2
Other	18.3	1,345	552	29.7
	1,293.5	108,533	92,044	2,497.0

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands)
Acquisitions:
Proved	$5	$2,658	$682	$2,645
Unproved	30,915	19,521	36,396	30,870
	30,920	22,179	37,078	33,515

Exploration and development:
Land and Seismic	38,043	35,347	165,107	121,960
Exploration and development	340,843	380,199	1,400,388	1,500,952
	378,886	415,546	1,565,495	1,622,912

Sale proceeds:
Proved	(22,208)	(290,346)	(58,874)	(301,425)
Unproved	(1,588)	(3,349)	(2,629)	(4,437)
	(23,796)	(293,695)	(61,503)	(305,862)

	$386,010	$144,030	$1,541,070	$1,350,565

WELLS DRILLED AND COMPLETED BY REGION

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Gross wells
Permian Basin	43	51	175	182
Mid-Continent	29	48	183	167
Other	2	—	7	3
	74	99	365	352
Net wells
Permian Basin	28	34	115	122
Mid-Continent	9	20	65	69
Other	1	—	5	1
	38	54	185	192
% Gross wells completed as producers	99%	92%	99%	95%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands, except per share data)

Revenues:
Gas sales	$124,553	$102,642	$471,045	$340,744
Oil sales	316,333	268,148	1,250,212	1,027,757
NGL sales	63,142	58,989	231,248	213,149
Gas gathering, processing and other, net	12,574	11,089	45,546	42,288
	516,602	440,868	1,998,051	1,623,938
Costs and expenses:
Depreciation, depletion, amortization and accretion	173,932	141,971	623,863	526,935
Production	71,757	65,766	286,742	258,584
Transportation and other operating	27,086	16,388	93,580	57,354
Gas gathering and processing	7,566	6,663	25,876	21,965
Taxes other than income	28,693	14,256	112,732	86,994
General and administrative	20,050	12,905	77,466	54,428
Stock compensation	3,820	4,400	14,279	21,919
(Gain) loss on derivative instruments, net	1,442	416	209	(245)
Other operating (income) expense, net	(140,138)	17,666	(132,334)	24,961
	194,208	280,431	1,102,413	1,052,895

Operating income	322,394	160,437	895,638	571,043

Other (income) and expense:
Interest expense	12,698	12,721	50,926	45,573
Amortization of deferred financing costs	1,003	1,026	4,047	3,744
Capitalized interest	(7,649)	(9,020)	(31,517)	(35,174)
Loss on early extinguishment of debt	—	—	—	16,214
Other, net	(7,881)	(1,150)	(21,518)	(19,864)

Income before income tax	324,223	156,860	893,700	560,550
Income tax expense	117,396	57,708	329,011	206,727

Net income	$206,827	$99,152	$564,689	$353,823

Earnings per share to common stockholders:

Basic	$2.37	$1.14	$6.48	$4.08
Diluted	$2.37	$1.14	$6.47	$4.07

Dividends per share	$0.14	$0.12	$0.56	$0.48

Shares attributable to common stockholders:
Unrestricted common shares outstanding	85,288	84,757	85,288	84,757
Diluted common shares	85,426	84,849	85,409	85,034

Shares attributable to common stockholders and participating securities:
Basic shares outstanding	87,161	86,630	87,161	86,630
Fully diluted shares	87,298	86,722	87,281	86,907

Comprehensive income:
Net income	$206,827	$99,152	$564,689	$353,823
Other comprehensive income:
Change in fair value of investments, net of tax	314	(14)	715	488
Total comprehensive income	$207,141	$99,138	$565,404	$354,311

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands)

Cash flows from operating activities:
Net income	$206,827	$99,152	$564,689	$353,823
Adjustment to reconcile net income to net cash provided by operating activities:

Depreciation, depletion, amortization and accretion	173,932	141,971	623,863	526,935
Deferred income taxes	118,085	57,568	329,700	208,216
Stock compensation	3,820	4,400	14,279	21,919
(Gain) loss on derivative instruments	1,442	416	209	(245)
Settlements on derivative instruments	244	—	(4,088)	—
Loss on early extinguishment of debt	—	—	—	16,214
Changes in non-current assets and liabilities	(150,317)	(4,805)	(141,215)	3,125
Amortization of deferred financing costs and other, net
	1,436	1,374	751	4,728
Changes in operating assets and liabilities:
Receivables, net	23,351	32,037	(64,780)	56,435
Other current assets	4,435	(4,554)	14,234	4,209
Accounts payable and accrued liabilities	345	29,057	(13,294)	(2,595)
Net cash provided by operating activities	383,600	356,616	1,324,348	1,192,764
Cash flows from investing activities:
Oil and gas expenditures	(406,733)	(480,965)	(1,572,288)	(1,662,707)
Sales of oil and gas assets	23,796	299,395	61,503	311,562
Sales of other assets	409	510	31,661	1,060
Other expenditures	(17,256)	(22,074)	(51,913)	(64,987)
Net cash used by investing activities	(399,784)	(203,134)	(1,531,037)	(1,415,072)
Cash flows from financing activities:
Net bank debt borrowings	24,000	(80,000)	174,000	(55,000)
Proceeds from other long-term debt	—	—	—	750,000
Other long-term debt payments	—	—	—	(363,595)
Financing costs incurred	—	—	(100)	(13,821)
Dividends paid	(12,142)	(10,378)	(46,712)	(39,577)
Issuance of common stock and other	4,326	1,023	14,494	11,433
Net cash provided by (used in) financing activities	16,184	(89,355)	141,682	289,440
Net change in cash and cash equivalents	—	64,127	(65,007)	67,132
Cash and cash equivalents at beginning of period	4,531	5,411	69,538	2,406
Cash and cash equivalents at end of period	$4,531	$69,538	$4,531	$69,538

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,	December 31,
	2013	2012
Assets	(in thousands, except share data)
Current assets:
Cash and cash equivalents	$4,531	$69,538
Restricted cash	818	—
Receivables, net	367,754	302,974
Oil and gas well equipment and supplies	66,772	81,029
Deferred income taxes	16,854	8,477
Derivative instruments	4,268	—
Other current assets	8,142	8,119
Total current assets	469,139	470,137
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	12,863,961	11,258,748
Unproved properties and properties under development, not being amortized
	585,361	645,078
	13,449,322	11,903,826
Less – accumulated depreciation, depletion and amortization	(7,483,685)	(6,899,057)
Net oil and gas properties	5,965,637	5,004,769
Fixed assets, net	146,918	152,605
Goodwill	620,232	620,232
Other assets, net	51,209	57,409
	$7,253,135	$6,305,152
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$116,110	$103,653
Accrued liabilities	412,495	392,909
Derivative instruments	389	—
Revenue payable	154,173	149,300
Total current liabilities	683,167	645,862
Long-term debt	924,000	750,000
Deferred income taxes	1,459,841	1,121,353
Other liabilities	163,919	313,201
Total liabilities	3,230,927	2,830,416
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued
	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 87,152,197 and 86,595,976 shares issued, respectively
	872	866
Paid-in capital	1,970,113	1,939,628
Retained earnings	2,050,034	1,533,768
Accumulated other comprehensive income	1,189	474
	4,022,208	3,474,736
	$7,253,135	$6,305,152

CONTACT: Cimarex Energy Co., Karen Acierno, 303-285-4957; or Mark Burford, 303-295-3995, www.cimarex.com